Exhibit (a)(5)(D)

Fidelity National Financial, Inc. Obtains Antitrust Clearance

in Connection With O’Charley’s Inc. Tender Offer

Jacksonville, Fla. — (February 28, 2012) — Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance, mortgage services and diversified services, today announced that the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) has expired in connection with the tender offer through its indirect wholly-owned subsidiary, Fred Merger Sub Inc., for all of the outstanding common stock of O’Charley’s Inc. (NASDAQ:CHUX) that it does not currently own for $9.85 per share, net to the seller in cash, without interest and less any required withholding taxes.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, at the end of the date Monday, April 2, 2012, unless the tender offer is extended. Expiration of the waiting period under the HSR Act satisfies one of the conditions of the tender offer. The tender offer remains subject to the other conditions described in the Offer to Purchase that was filed with the U.S. Securities and Exchange Commission on February 27, 2012.

About FNF

Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, mortgage services and diversified services. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title and Alamo Title - that collectively issue more title insurance policies than any other title company in the United States. In addition, among other operations, FNF owns minority interests in Ceridian Corporation, a leading provider of global human capital management and payment solutions, Remy International, Inc., a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles and American Blue Ribbon Holdings, LLC, an owner and operator of the Village Inn, Bakers Square and Max & Erma’s restaurants. More information about FNF can be found at www.fnf.com.

Important Information About the Tender Offer

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO, CONTAINING AN OFFER TO PURCHASE, FORM OF LETTER OF

TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS, FILED BY FNF WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON FEBRUARY 27, 2012. O’CHARLEY’S FILED A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 RELATING TO THE TENDER OFFER WITH THE SEC ON FEBRUARY 27, 2012. FNF AND O’CHARLEY’S WILL MAIL THESE DOCUMENTS TO ALL O’CHARLEY’S SHAREHOLDERS OF RECORD. THESE DOCUMENTS, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND O’CHARLEY’S SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. THE TENDER OFFER MATERIALS MAY BE OBTAINED AT NO CHARGE BY DIRECTING A REQUEST BY MAIL TO GEORGESON INC., 99 WATER STREET, 26TH FLOOR, NEW YORK, NY 10038, OR BY CALLING TOLL-FREE AT (866) 785-7395, AND MAY ALSO BE OBTAINED AT NO CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.

Forward Looking Statements

This press release contains forward-looking statements relating to the potential acquisition of O’Charley’s by FNF and its affiliates. The actual results of the proposed transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of shareholders of O’Charley’s will tender their stock in the offer, the possibility that competing offers will be made and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF’s Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements reflect FNF’s expectations as of the date of this press release. FNF undertakes no obligation to update the information provided herein.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President and Treasurer, 904-854-8120, dkmurphy@fnf.com

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